EXHIBIT 99.1

HBIO Reports Third Quarter 2009 Revenue Growth of 5% Over Third Quarter 2008

HOLLISTON, Mass., Nov. 4, 2009 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq: HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research, today reported unaudited financial highlights for the three and nine months ended September 30, 2009.

Third Quarter Reported Results

Revenues from the Company's continuing operations for the three months ended September 30, 2009 were $21.0 million, an increase of $1.0 million, or 5.0%, compared to revenues of $20.0 million for the three months ended September 30, 2008. Income from continuing operations, as measured under U.S. generally accepted accounting principles ("GAAP"), was $1.3 million, or $0.04 per diluted share for the three months ended September 30, 2009 compared to $1.4 million, or $0.05 per diluted share, for the same period in 2008. The $1.0 million increase in revenues was primarily due to revenues of $1.9 million in our recently acquired Denville Scientific subsidiary, partially offset by a $0.9 million effect from a stronger U.S. dollar on our foreign sales. In constant currency, third quarter organic growth was flat year to year. GAAP income from continuing operations for the third quarter of 2009 and 2008 included $0.1 million in costs related to the Company's ongoing initiative to consolidate business functions to reduce operating expenses.

Non-GAAP adjusted income from continuing operations was $2.3 million, or $0.08 per diluted share, for the three months ended September 30, 2009 compared to $2.0 million, or $0.06 per diluted share, for the same period in 2008. The Company's Denville Scientific subsidiary, acquired on September 2, 2009, contributed 0.7c to third quarter non-GAAP adjusted diluted earnings. Currency translation had no significant impact on earnings in the third quarter of 2009 compared with the third quarter of 2008.

Year-to-Date Reported Results

Revenues from the Company's continuing operations for the nine months ended September 30, 2009 were $58.1 million, a decrease of $6.9 million, or 10.6%, compared to revenues of $65.0 million for the nine months ended September 30, 2008. Income from continuing operations, as measured under GAAP, was $3.4 million, or $0.11 per diluted share for the nine months ended September 30, 2009 compared to $3.7 million, or $0.12 per diluted share for the same period in 2008. In constant currency, excluding the impact of our recent acquisition of Denville Scientific, revenues for the nine months ended September 30, 2009 would be $61.6 million, reflecting a 5.3% decrease compared with the same period in 2008. Currency translation had an adverse effect of approximately $0.02 per diluted share on earnings for the nine months ended September 30, 2009 compared with the same period in 2008. GAAP income from continuing operations for the nine months ended September 30, 2009 included $0.7 million in costs related to the Company's ongoing initiative to consolidate business functions to reduce operating expenses compared to $1.8 million for the nine months ended September 30, 2008.

Non-GAAP adjusted income from continuing operations was $5.8 million, or $0.19 per diluted share, for the nine months ended September 30, 2009 compared with $6.9 million, or $0.22 per diluted share, for the same period in 2008. Currency translation had an adverse effect of approximately $0.02 per diluted share on earnings for the nine months ended September 30, 2009 compared with the same period in 2008.

The Company ended the third quarter of 2009 with net cash (cash and cash equivalents, net of debt) totaling $5.6 million at September 30, 2009 compared to $12.3 million at December 31, 2008. As of September 30, 2009, we had $9.0 million of borrowings under our senior credit facility related to our purchase of Denville Scientific. There were no borrowings under the credit facility at December 31, 2008.

See Exhibits 4 and 5 of this press release for reconciliations of GAAP income from continuing operations to non-GAAP adjusted income from continuing operations and GAAP diluted earnings per common share from continuing operations to non-GAAP adjusted diluted earnings per common share from continuing operations.

Chane Graziano, CEO, stated, "Despite a foreign exchange headwind of approximately 4%, continued weakness in the economy and little, if any, impact from the government stimulus program, Harvard Bioscience's revenues were up $1.0 million, or 5.0%, compared with the third quarter of 2008 and non-GAAP adjusted earnings per share was up $0.02 per share, or 33%, compared with the third quarter of 2008. The impact of the acquisition of Denville Scientific in September, the first month of our ownership, added approximately $1.9 million in revenues and approximately 0.7c to our third quarter 2009 non-GAAP adjusted diluted earnings per share."

Mr. Graziano added, "We expect the Denville acquisition will have a significant impact on Harvard Bioscience's performance going forward. Over the last ten years, Denville Scientific had an organic annual growth rate of approximately 15% driven by continued expansion of the sales force, addition of new products and building the Denville brand. Therefore, with the acquisition of Denville, we are raising our guidance for the full year for revenues from $77.0 to $80.0 million to $83.0 to $84.0 million, and we are raising our guidance on non-GAAP adjusted diluted earnings per share from $0.27 to $0.31 to non-GAAP adjusted diluted earnings per share $0.28 to $0.31. In the fourth quarter, we expect revenues in the $25.0 to $27.0 million range and non-GAAP adjusted earnings per share in the $0.08 to $0.11 range."

Our updated revenue guidance was calculated using exchange rates (USD 1.6/GBP and USD 1.5/Euro) approximating October 1, 2009 rates and assumes a continuation of the business conditions as we see them at this time. The non-GAAP adjusted earnings per diluted share from continuing operations guidance excludes amortization of intangible assets, the impact of future acquisitions and acquisition costs in 2009, any future restructuring actions, stock-based compensation expense recognized under the provisions of FASB ASC Topic 718, "Compensation - Stock Compensation," and the utilization of deferred tax assets that have full valuation allowances. See the table below for a reconciliation of our estimated non-GAAP adjusted earnings per diluted share from continuing operations to our estimated GAAP earnings per diluted share from continuing operations. See Exhibits 3, 4 and 5 for reconciliations of GAAP to non-GAAP adjusted operating income from continuing operations, GAAP to non-GAAP adjusted income from continuing operations and non-GAAP adjusted diluted earnings per common share to US GAAP diluted earnings per common share from continuing operations for the three and nine months ended September 30, 2009.

  Reconciliation of Guidance for Non-GAAP Adjusted Diluted Earnings
           per Common Share From Continuing Operations to
U.S. GAAP Diluted Earnings per Common Share From Continuing Operations
                            (unaudited)

                                Three Months Ended      Year Ended
                                December 31, 2009    December 31, 2009
                                  Low       High       Low      High
                                Estimate  Estimate  Estimate  Estimate

 Non-GAAP adjusted diluted
  earnings per common share
  from continuing
  operations - A                 $ 0.08    $ 0.11    $ 0.28    $ 0.31

 Less the impact of:
 Amortization of intangible
  assets                          (0.02)    (0.02)    (0.06)    (0.06)

 Stock-based compensation
  (FASB ASC Topic 718)            (0.02)    (0.02)    (0.08)    (0.08)

 Direct acquisition costs            --        --     (0.01)    (0.01)

 Restructuring                    (0.01)    (0.01)    (0.03)    (0.03)

 Tax - B                           0.01      0.01      0.05      0.04

                                --------  --------  --------  --------
 GAAP diluted earnings per
  common share from continuing
  operations - A                 $ 0.04    $ 0.07    $ 0.15    $ 0.17
                                ========  ========  ========  ========

 A - Assumes no additional acquisitions.

 B - Tax impact of above items and utilization of deferred tax assets that have full valuation allowances.

Operating Results for Continuing Operations

Three months ended September 30, 2009 compared to three months ended September 30, 2008:

Revenues increased $1.0 million, or 5.0%, to $21.0 million for the three months ended September 30, 2009 compared to $20.0 million for the same period in 2008. Our recently acquired Denville Scientific subsidiary contributed approximately $1.9 million to third quarter 2009 revenues. The effect of a strengthened U.S. dollar decreased the Company's third quarter revenues by $0.9 million, or 4.4%, compared with the same period in 2008. In constant currency, organic growth was flat.

Cost of product revenues increased $0.2 million, or 2.0%, to $10.8 million for the three months ended September 30, 2009 compared with $10.6 million for the three months ended September 30, 2008. The increase in cost of product revenues includes $1.1 million attributable to our recently acquired Denville Scientific subsidiary, partially offset by a $0.5 million currency effect from a stronger U.S. dollar and cost reductions in the Company's Biochrom group. Gross profit as a percentage of revenues increased to 48.7% for the three months ended September 30, 2009 compared with 47.2% for the same period in 2008. The increase in gross profit as a percentage of revenues was primarily due to production efficiency improvements made in our Biochrom group during 2008, and the effects of lower material costs and improved volumes at Hoefer, partially offset by the impact of Denville Scientific which has lower gross margins than our overall average margin.

Sales and marketing expenses increased $0.2 million, or 10.4%, to $2.8 million for the three months ended September 30, 2009 compared with $2.6 million for the three months ended September 30, 2008. This increase was primarily due to expenses from our recently acquired Denville Scientific subsidiary of $0.3 million and increased marketing efforts at our HAI US and Biochrom US businesses, partially offset by a $0.1 million favorable currency effect and lower spending at our Scie-Plas business due to our 2009 business improvement initiative. Excluding the impact of currency exchange rates and the acquisition of Denville Scientific, sales and marketing costs increased 2.6% for the third quarter of 2009 from the prior year period.

General and administrative expenses increased $0.4 million, or 12.7%, to $3.9 million for the three months ended September 30, 2009 compared with $3.5 million for the three months ended September 30, 2008. The year-to-year quarterly increase was primarily due to an increase of $0.3 million in stock compensation expense and $0.1 million of expenses related to our Denville subsidiary acquisition, partially offset by changes in foreign exchange rates.

Research and development expenses were $1.1 million for the three months ended September 30, 2009 compared with $1.0 million for the same period in 2008. Excluding a $0.1 million decrease from the effect of foreign exchange, research and development expenses increased 13.4% for the third quarter of 2009 from the prior year period. The increase in research and development expenses was primarily due to increased development efforts in the Harvard Apparatus and Biochrom groups.

Income tax expense from continuing operations was approximately $0.2 million and $0.4 million for the three months ended September 30, 2009 and 2008, respectively. The effective income tax rate for continuing operations was 11.0% for the three months ended September 30, 2009, compared with 21.2% for the same period of 2008. The difference between our effective tax rate and the US statutory tax rate is principally attributable to foreign tax rate differential, specifically a research and development tax credit study at our Panlab subsidiary resulting in a tax benefit, and changes in our valuation allowance. Our non-GAAP adjusted income tax rates were 26.7% and 31.9% for the quarters ended September 30, 2009 and 2008, respectively. Our non-GAAP tax rate estimates income taxes excluding the effect of valuation allowances on the Company's deferred tax assets. The decrease in the non-GAAP income tax rate in the third quarter of 2009 compared with the third quarter of 2008 was primarily due to recognition of the aforementioned research and development tax credit at our Panlab subsidiary. We expect that the Denville acquisition will cause the non-GAAP income tax rate to increase to approximately 31-33% in the fourth quarter of 2009, since Denville operates primarily in the U.S. and will be included in the Company's results for the full quarter.

Nine months ended September 30, 2009 compared to nine months ended September 30, 2008:

Revenues decreased $6.9 million, or 10.6%, to $58.1 million for the nine months ended September 30, 2009 compared to $65.0 million for the same period in 2008. Our recently acquired Denville Scientific subsidiary contributed approximately $1.9 million in revenues. The effect of a strengthened U.S. dollar decreased the Company's revenues for the nine months ended September 30, 2009 by $5.4 million, or 8.2%, compared with the same period in 2008. Adjusting for the effect of foreign currency fluctuation, revenues at our Harvard Apparatus and Biochrom businesses were down 2.1% and 7.9% year-to-year, respectively, primarily due to the weaker economic environment this year.

Cost of product revenues decreased $4.9 million, or 14.3%, to $29.5 million for the nine months ended September 30, 2009 compared with $34.5 million for the nine months ended September 30, 2008. The decrease in cost of product revenues was primarily due to lower sales volumes, a $2.9 million currency effect and cost reductions in the Company's Biochrom group partially offset by $1.1 million attributable to our recently acquired Denville Scientific subsidiary. Gross profit as a percentage of revenues increased to 49.2% for the nine months ended September 30, 2009 compared with 47.0% for the same period in 2008. The increase in gross profit as a percentage of revenues was primarily due to the impact of a more favorable sales mix, write-downs in the prior year first quarter related to the consolidation of manufacturing facilities and production efficiency improvements, partially offset by the effect of Denville Scientific.

Sales and marketing expenses decreased $0.5 million, or 5.8%, to $7.9 million for the nine months ended September 30, 2009 compared with $8.4 million for the nine months ended September 30, 2008. This decrease was primarily due to a $0.5 million favorable currency effect and a decrease in salary related expenses at our Biochrom group, partially offset by increased marketing efforts at our Biochrom US business and expenses at our recently acquired Denville Scientific subsidiary. Excluding the impact of currency exchange rates, sales and marketing costs decreased 2.9% for the nine months ended September 30, 2009 from the prior year period.

General and administrative expenses decreased $0.2 million, or 2.2%, to $10.8 million for the nine months ended September 30, 2009 compared with $11.0 million for the nine months ended September 30, 2008. The year-to-year quarterly decrease was primarily due to changes in foreign exchange rates partially offset by an increase of $0.3 million in stock compensation expense and $0.1 million of expenses related to our Denville subsidiary acquisition. Excluding the $0.5 million decrease from currency effect of foreign exchange, general and administrative expenses increased 2.2% for the nine months ended September 30, 2009 compared with the same period of 2008.

Research and development expenses were $3.2 million for the nine months ended September 30, 2009 and 2008. Excluding a $0.3 million decrease from currency effect, research and development expenses increased 9.0% for the nine months ended September 30, 2009 from the prior year period. The increase in research and development expenses was primarily due to increased development efforts at our Harvard Apparatus and Biochrom businesses.

Balance Sheet

The Company ended the third quarter of 2009 with cash and cash equivalents of $14.6 million compared to $13.7 million at December 31, 2008. As of September 30, 2009 and December 31, 2008, the Company had $9.0 million and no borrowings, respectively, outstanding under its senior credit facility. The borrowings under the senior credit facility were related to our recent acquisition of Denville Scientific. The Company's Panlab subsidiary had $26,000 and $1.4 million in bank debt outstanding at September 30, 2009 and December 31, 2008, respectively. Total cash and equivalents, net of debt, was $5.6 million and $12.3 million at September 30, 2009 and December 31, 2008, respectively.

Trade receivables were $14.3 million and inventories were $15.3 million as of September 30, 2009 compared to trade receivables of $14.1 million and inventories of $14.7 million as of September 30, 2008. Outstanding days of sales, or DSO, were 63 days for the three months ended September 30, 2009 and 65 days for the three months ended September 30, 2008. Inventory turns were 3.0 times for the three months ended September 30, 2009 compared with 2.7 times for the same period of 2008. Trade receivables and inventory balances increased due to the acquisition of Denville Scientific.

The Company spent $2.4 million to repurchase approximately 812,000 shares of its common stock during the nine months ended September 30, 2009.

Restructuring

During the quarter ended March 31, 2009, the management of Harvard Bioscience initiated a plan to relocate the Scie-Plas operation and exit its general fabrication business as part of its ongoing business improvement initiative.

During the six months ended June 30, 2009, we recorded restructuring charges in our Scie-Plas, Biochrom and Hoefer businesses related to the 2009 restructuring plan of approximately $0.5 million. These charges were comprised of $0.2 million in severance payments, $0.1 million in inventory impairment charges related to the discontinuance of certain product lines (included in cost of product revenues) and $0.2 million in various other costs.

We recorded additional restructuring charges in our Scie-Plas and Harvard Apparatus businesses related to the 2009 restructuring plan of $0.1 million during the quarter ended September 30, 2009. These charges were comprised of severance payments and inventory impairment charges related to the discontinuance of certain product lines (included in cost of product revenues).

The combined costs of these restructuring activities in our Scie-Plas, Biochrom, Hoefer and Harvard Apparatus businesses in the nine months ended September 30, 2009 were $0.7 million.

During the quarter ended March 31, 2008, the management of Harvard Bioscience committed to an ongoing initiative to consolidate business functions to reduce operating expenses. Our actions in 2008 were related to the separation of our electrophoresis product lines from our spectrophotometer and plate reader product lines. As part of these initiatives we made changes in management, completed the consolidation of the Hoefer electrophoresis administrative and marketing operations from San Francisco, California to the headquarters of the Harvard Apparatus business in Holliston, Massachusetts and consolidated the activities of our Asys Hitech subsidiary in Austria to the Company's Biochrom subsidiary's facility located in Cambridge UK. The combined costs of these activities recorded in the year ended December 31, 2008 were $1.8 million, of which $0.1 million was recognized in the quarter ended September 30, 2008.

Discontinued Operations

In September 2008, we completed the sale of assets of our Union Biometrica Division including our German subsidiary, Union Biometrica GmbH, representing at that time the remaining portion of our Capital Equipment Business Segment. Accordingly, unless otherwise indicated, the discussion of our business is focused on our continuing operations, which constitute our Apparatus and Instrumentation businesses.

Conference Call Details

As previously announced, management will host a conference call to discuss third quarter 2009 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site. In addition, management may discuss, and answer one or more questions concerning, business and financial developments and trends, acquisition initiatives and other business and financial matters affecting the Company. Some of these discussions and responses to questions may contain information that has not been previously disclosed. The conference call will begin at 5:30 p.m. Boston time on Wednesday, November 4, 2009. To listen to the conference call, log on to our website at: www.harvardbioscience.com and click on the Earnings Call icon. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 888-395-3237, or toll 719-325-2331, and referencing the pass code of "2245385". A replay of this conference call will be available from 8:30 p.m. on November 4, 2009 through November 11, 2009 and will be accessible by dialing toll-free 888-203-1112, or toll 719-457-0820, and referencing the pass code of "2245385". This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our web site under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income from continuing operations, adjusted income from continuing operations and adjusted earnings per diluted share from continuing operations. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, asset write-down expenses, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs), discontinued operations and stock-based compensation expense. They also exclude the tax impact of the reconciling items and the utilization of deferred tax assets that have full valuation allowances. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted income from continuing operations and earnings per diluted share from continuing operations for the three and nine months ended September 30, 2009 and 2008 and changes in total revenue compared to the same period of the prior year from continuing operations are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 900 page catalog (and various other specialty catalogs), its website and through its distributors, including GE Healthcare, Thermo Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

This press release contains, and our conference call may contain, forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words "guidance," "objectives," "optimistic," "potential," "expects," "plans," "estimates," "projects," "intends," "believes," "goals," "sees," and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, including the Denville Scientific acquisition, or potential acquisitions, the outlook for the life sciences industry, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's products, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to identify potential acquisition candidates, successfully negotiate favorable pricing and other terms with acquisition candidates to enable potential acquisitions to close, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, including our new micro liter spectrophotometer and electrophoresis products, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions, decreased demand for the Company's products due to changes in our customers' needs, financial position, general economic outlook or other circumstances, overall economic trends, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the disposition of the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

 Exhibit 1

                       HARVARD BIOSCIENCE, INC.
           Selected Consolidated Balance Sheet Information
                      (Unaudited, in thousands)

                                          September 30,   December 31,
                                              2009            2008
                                              ----            ----

 Assets

  Cash and cash equivalents                 $  14,645      $  13,698
  Trade receivables                            14,287         15,086
  Inventories                                  15,341         11,901
  Property, plant and equipment                 3,236          3,221
  Goodwill and other intangibles               55,323         33,782
  Other assets                                  3,642          3,583
                                           -----------    -----------
      Total assets                          $ 106,474      $  81,271
                                           ===========    ===========

 Liabilities and Stockholders' Equity

   Total current liabilities                   22,168         11,215
   Total liabilities                           34,596         14,553
   Stockholders' equity                        71,878         66,718
                                           -----------    -----------
      Total liabilities and stockholders'
       equity                               $ 106,474      $  81,271
                                           ===========    ===========

 Exhibit 2

                       HARVARD BIOSCIENCE, INC.
                Consolidated Statements of Operations
                (In thousands, except per share data)
                            (unaudited)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                                 2009      2008      2009       2008
                                 ----      ----      ----       ----

 Revenues                      $ 20,998  $ 19,989  $ 58,119  $ 64,997
 Cost of product revenues        10,769    10,555    29,538    34,469
                               --------  --------  --------  --------
   Gross profit                  10,229     9,434    28,581    30,528
                               --------  --------  --------  --------

 Sales and marketing expenses     2,836     2,568     7,896     8,378
 General and administrative
  expenses                        3,888     3,451    10,757    11,002
 Research and development
  expenses                        1,074     1,009     3,162     3,167
 Restructuring charges               59        60       508     1,584
 Amortization of intangible
  assets                            442       489     1,172     1,500
                               --------  --------  --------  --------
   Total operating expenses       8,299     7,577    23,495    25,631
                               --------  --------  --------  --------

 Operating income                 1,930     1,857     5,086     4,897
                               --------  --------  --------  --------

 Other income (expense):
   Foreign exchange                  --        19      (299)      175
   Interest expense                 (60)      (98)     (139)     (317)
   Interest income                    5       119        18       323
   Other, net                      (391)      (79)     (393)       (1)
                               --------  --------  --------  --------
 Other income (expense), net       (446)      (39)     (813)      180
                               --------  --------  --------  --------

 Income from continuing opera-
  tions before income taxes       1,484     1,818     4,273     5,077
 Income taxes                       163       385       832     1,374
                               --------  --------  --------  --------
 Income from continuing
  operations                      1,321     1,433     3,441     3,703
 Discontinued operations

 Loss from discontinued
  operations, net of tax             --        77        --      (826)
   Loss on disposition of
    discontinued operations,
    net of tax                       --      (394)       --    (3,280)
                               --------  --------  --------  --------
   Total loss from discontinued
    operations, net of tax           --      (317)       --    (4,106)
                               --------  --------  --------  --------
 Net income (loss)             $  1,321  $  1,116  $  3,441  $   (403)
                               ========  ========  ========  ========

 Income (loss) per share:
   Basic earnings per common
    share from continuing
    operations                 $   0.04  $   0.05  $   0.12  $   0.12
   Discontinued operations           --     (0.01)       --     (0.13)
                               --------  --------  --------  --------
   Basic earnings per common
    share                      $   0.04  $   0.04  $   0.12  $  (0.01)
                               ========  ========  ========  ========

   Diluted earnings per common
    share from continuing
    operations                 $   0.04  $   0.05  $   0.11  $   0.12
   Discontinued operations           --     (0.01)       --     (0.13)
                               --------  --------  --------  --------
   Diluted earnings per common
    share                      $   0.04  $   0.04  $   0.11  $  (0.01)
                               ========  ========  ========  ========

 Weighted average common
  shares:
   Basic                         29,467    31,046    29,691    30,964
                               ========  ========  ========  ========
   Diluted                       29,942    31,624    29,960    31,560
                               ========  ========  ========  ========

 Exhibit 3

                         HARVARD BIOSCIENCE, INC.
             Reconciliation of U.S. GAAP Operating Income from
        Continuing Operations to Non-GAAP Adjusted Operating Income
                        from Continuing Operations
                             (in thousands)
                               (unaudited)

                               Three Months Ended   Nine Months Ended
                                   September 30,      September 30,
                                  2009      2008      2009      2008
                               --------  --------  --------  --------

 U.S. GAAP operating income     $ 1,930   $ 1,857   $ 5,086   $ 4,897

 Adjustments:

 Amortization of intangible
  assets                            442       489     1,172     1,500

 Inventory writedown due to
  restructuring                      51        --       143       252

 Restructuring charges               59       172       508     1,795

 Stock-based compensation
  expense                           717       424     1,687     1,424

                               --------  --------  --------  --------
 Non-GAAP adjusted operating
  income                        $ 3,199   $ 2,942   $ 8,596   $ 9,868
                               ========  ========  ========  ========

 Exhibit 4

                      HARVARD BIOSCIENCE, INC.
    Reconciliation of U.S. GAAP Income from Continuing Operations to Non-GAAP Adjusted Income from Continuing Operations
                           (in thousands)
                            (unaudited)

                               Three Months Ended   Nine Months Ended
                                   September 30,      September 30,
                                  2009      2008      2009      2008
                               --------  --------  --------  --------

 U.S. GAAP income from
  continuing operations         $ 1,321   $ 1,433   $ 3,441   $ 3,703

 Adjustments:

 Amortization of intangible
  assets                            442       489     1,172     1,500

 Inventory writedown due to
  restructuring                      51        --       143       252

 Direct acquisition costs           364        --       417        --

 Restructuring charges               59       172       508     1,795

 Stock-based compensation
  expense                           717       424     1,687     1,424

 Income taxes (A)                  (670)     (542)   (1,538)   (1,772)

                               --------  --------  --------  --------
 Non-GAAP adjusted income from
  continuing operations         $ 2,284   $ 1,976   $ 5,830   $ 6,902
                               ========  ========  ========  ========

 (A) Income taxes includes the tax effect of adjusting for the reconciling items and the utilization of deferred tax assets that have full valuation allowances.

 Exhibit 5

                      HARVARD BIOSCIENCE, INC.
    Reconciliation of U.S. GAAP Diluted Earnings Per Common Share
  from Continuing Operations to Non-GAAP Adjusted Diluted Earnings
            Per Common Share from Continuing Operations
                           (unaudited)

                               Three Months Ended   Nine Months Ended
                                   September 30,      September 30,
                                  2009      2008      2009      2008
                               --------  --------  --------  --------

 U.S. GAAP diluted earnings per
  common share from continuing
  operations                    $  0.04   $  0.05   $  0.11   $  0.12

 Adjustments:

 Amortization of intangible
  assets                           0.02      0.02      0.04      0.05

 Inventory writedown due to
  restructuring                      --        --        --      0.01

 Direct acquisition costs          0.01        --      0.01        --

 Restructuring charges               --      0.01      0.02      0.06

 Stock-based compensation
  expense                          0.02      0.01      0.06      0.05

 Income taxes (A)                 (0.02)    (0.02)    (0.05)    (0.06)

                               --------  --------  --------  --------
 Non-GAAP adjusted diluted
  earnings per common share
  from continuing operations    $  0.08   $  0.06   $  0.19   $  0.22
                               ========  ========  ========  ========

 (A) Income taxes includes the tax effect of adjusting for the reconciling items and the utilization of deferred tax assets that have full valuation allowances.

 Exhibit 6

                      HARVARD BIOSCIENCE, INC.
      Reconciliation of Changes In Total Revenue Compared to the
         Same Period of the Prior Year (Continuing Operations)
                            (unaudited)

                                                              For the
                                                                Year
                                  Three Months Ended           Ended
                        ------------------------------------- --------
                        March 31, June 30, Sept. 30, Dec. 31, Dec. 31,
                          2007      2007     2007      2007     2007
                        --------- -------- --------- -------- --------

 Organic growth            -2.7%     4.4%    -1.9%     -3.5%    -1.0%

 Acquisitions               7.7%     4.2%     0.0%     13.5%     6.6%

 Foreign exchange
  effect                    5.0%     3.6%     4.1%      3.1%     3.9%

                        --------- -------- --------- -------- --------
 Total revenue growth      10.0%    12.2%     2.2%     13.1%     9.5%
                        ========= ======== ========= ======== ========

                                                              For the
                                                                Year
                                  Three Months Ended           Ended
                        ------------------------------------- --------
                        March 31, June 30, Sept. 30, Dec. 31, Dec. 31,
                          2008      2008     2008      2008     2008
                        --------- -------- --------- -------- --------

 Organic growth             0.1%    -2.5%    -1.2%      6.4%     1.0%

 Acquisitions              12.6%    13.8%     8.2%      0.0%     8.2%

 Foreign exchange
  effect                    2.2%     1.6%    -3.7%    -12.4%    -3.6%

                        --------- -------- --------- -------- --------
 Total revenue growth      14.9%    12.9%     3.3%     -6.0%     5.6%
                        ========= ======== ========= ======== ========

                                                               Nine
                                                              Months
                                 Three Months Ended           Ended
                          -------------------------------   ---------
                          March 31,   June 30,  Sept. 30,   Sept. 30,
                            2009        2009      2009         2009
                          ---------  ---------  ---------   ---------

 Organic growth              0.0%      -14.8%      0.0%        -5.3%

 Acquisitions                0.0%        0.0%      9.4%         2.9%

 Foreign exchange
  effect                   -13.2%       -6.9%     -4.4%        -8.2%

                          ---------  ---------  ---------   ---------
 Total revenue growth      -13.2%      -21.7%      5.0%       -10.6%
                          =========  =========  =========   =========

                         Overview of Cash Flows
    (Cash flow information includes cash flows for both continuing and discontinued operations)
                        (in thousands, unaudited)

                                                   Nine Months Ended
                                                     September 30,
                                                  -------------------
                                                    2009       2008
                                                  --------   --------

 Cash flows from operations:
  Net income                                      $  3,441   $   (403)
  Changes in assets and liabilities                  1,504     (6,054)
  Other adjustments to operating cash flows          4,197      7,829
                                                  --------   --------
   Net cash provided by operating activities         9,142      1,372

 Investing activities:
   Net cash used in investing activities           (13,771)    (2,185)

 Financing activities:
  Proceeds (repayments) of debt, net                 7,635     (5,468)
  Other financing activities                        (2,292)       475
                                                   --------   --------
   Net cash used in financing activities             5,343     (4,993)

 Effect of exchange rate changes on cash               233       (740)
                                                  --------   --------

 Increase (decrease) in cash and cash equivalents $    947   $ (6,546)
                                                  ========   ========

CONTACT:  Harvard Bioscience, Inc.
          David Green, President
            508 893 8999
            Fax: 508 429 8478
            dgreen@harvardbioscience.com
          Chane Graziano, CEO
            cgraziano@harvardbioscience.com
          Tom McNaughton, CFO
            tmcnaughton@harvardbioscience.com